Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCCF) www.occfiber.com

AT THE COMPANY:
Neil Wilkin President & CEO (540) 265-0690 investorrelations@occfiber.com	Tracy Smith Vice President & CFO (540) 265-0690 investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:
Andrew Siegel (212) 355-4449 ext. 127 asiegel@joelefrank.com	Ryan May (212) 355-4449 ext. 132 rmay@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL SECOND QUARTER 2007 FINANCIAL RESULTS

ROANOKE, VA, June 12, 2007 — Optical Cable Corporation (Nasdaq GM: OCCF) today announced financial results for its fiscal second quarter and the six months ended April 30, 2007.

Second Quarter 2007 Financial Results

Optical Cable reported net income of $65,000, or $0.01 per basic and diluted share for its second quarter ended April 30, 2007, as compared to a net loss of $309,000, or $0.05 per basic and diluted share for the same period last year.

Net sales for the second quarter of fiscal 2007 decreased 0.9% to $11.1 million, compared to net sales of $11.2 million for the comparable period last year. However, net sales for the second quarter of fiscal 2007 sequentially increased 20.0% compared to net sales of $9.3 million during the first quarter of fiscal 2007.

Optical Cable’s gross profit margin improved during the second quarter of fiscal 2007 compared to the same period last year. Gross profit margin for the second quarter of fiscal 2007 increased to 34.1%, compared to 30.3% for the second quarter of fiscal 2006. Also during the second quarter of fiscal year 2007, Optical Cable’s manufacturing lead times decreased and its manufacturing efficiencies increased compared to the second quarter of 2006. These improvements are in part the result of Optical Cable’s successful implementation of the major portions of its new enterprise resource planning (“ERP”) system by the end of the second quarter of fiscal 2007.

Optical Cable Corp. – Second Quarter 2007 Earnings Release

Selling, general and administrative expenses (“SG&A expenses”) for the second quarter of fiscal 2007 decreased 5.0% to $3.7 million compared to $3.9 million for the same period last year. Contributing to the net decrease in SG&A expenses for the second quarter were decreases in employee compensation costs.

Fiscal Year-to-Date 2007 Financial Results

The Company reported a net loss of $81,000, or $0.01 per basic and diluted share for the six months ended April 30, 2007, as compared to a net loss of $529,000, or $0.09 per basic and diluted share for the same period last year.

Net sales for the first six months of fiscal 2007 decreased 3.3% to $20.4 million from $21.1 million for the same period in fiscal 2006. However, the Company’s gross profit margin increased to 34.6% for the first half of fiscal 2007 compared to 31.7% for the same period in fiscal 2006, again largely due to the implementation of a new ERP system.

SG&A expenses for the first half of fiscal 2007 decreased 4.8% to $7.2 million from $7.5 million for the same period last year. As previously noted, the net decrease in SG&A expenses for the first half of fiscal 2007 is partially attributable to decreases in employee compensation costs. In addition, Optical Cable’s shipping costs decreased due in part to targeted efforts to reduce shipping related expenses. The decreases in compensation costs and shipping costs were partially offset by increases in legal and professional fees.

Management’s Comments

“Optical Cable is a much stronger company than it was just one year ago. We are beginning to see the benefits of the investments in our systems, processes and facilities. In addition to helping us achieve improved gross profit margins and reduced inventory levels, these investments have helped position Optical Cable for future growth and increases in shareholder value,” stated Mr. Neil Wilkin, President and CEO of Optical Cable Corporation.

“After sequentially increasing net sales by 20% compared to the first quarter of 2007, we remain focused on executing on our initiatives to increase sales through the remainder of the year,” said Mr. Wilkin.

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military ground tactical fiber optic cable for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments,

Optical Cable Corp. – Second Quarter 2007 Earnings Release

including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered and MIL-STD-790F certified facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences of competing technologies, including copper cable and wireless, relative to fiber optic cable; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, and any current or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or our market position; actions by customers adversely affecting the Company in reaction to the expansion of the Company’s product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, and/or making investments in or with, parties that compete with and/or have conflicts with customers of the Company; adverse reactions by customers, vendors or other service providers to unsolicited proposals regarding the acquisition of the Company by another company; the additional costs of considering and possibly defending the Company’s position on such unsolicited proposals regarding the acquisition of us by another company; impact of weather or natural disasters in the areas of the world in which the Company operates and

Optical Cable Corp. – Second Quarter 2007 Earnings Release

markets its products; changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2007 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2007	2006	2007	2006
Net sales	$11,132	$11,239	$20,409	$21,110
Cost of goods sold	7,334	7,838	13,341	14,413

Gross profit	3,798	3,401	7,068	6,697
Selling, general and administrative expenses	3,697	3,891	7,184	7,543

Income (loss) from operations	101	(490)	(116)	(846)
Interest income (expense), net	—	13	(11)	27
Other, net	(1)	(5)	2	(6)

Other income (expense), net	(1)	8	(9)	21

Income (loss) before income taxes	100	(482)	(125)	(825)
Income tax expense (benefit)	35	(173)	(44)	(296)

Net income (loss)	$65	$(309)	$(81)	$(529)

Net income (loss) per share:
Basic and diluted	$0.01	$(0.05)	$(0.01)	$(0.09)

Weighted average shares outstanding:
Basic	6,067	5,999	6,037	5,902

Diluted	6,086	5,999	6,037	5,902

—MORE—

Optical Cable Corp. – Second Quarter 2007 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2007	October 31, 2006
Cash and cash equivalents	$1,888	$555
Trade accounts receivable, net	7,150	8,297
Inventories	7,081	8,615
Other current assets	1,242	1,280

Total current assets	$17,361	$18,747
Non-current assets	16,263	16,044

Total assets	$33,624	$34,791

Current liabilities	$2,791	$4,306
Non-current liabilities	74	50

Total liabilities	$2,865	$4,356
Total shareholders’ equity	30,759	30,435

Total liabilities and shareholders’ equity	$33,624	$34,791

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